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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                    FORM 8-K

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                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                      the Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported): July 26, 2006

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                        BRAVO! FOODS INTERNATIONAL CORP.
               (Exact Name of Registrant as Specified in Charter)

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          DELAWARE                      0-20549                  62-1681831
(State or Other Jurisdiction    (Commission File Number)      (I.R.S. Employer
     of Incorporation)                                      Identification No.)


                         11300 US Highway 1, Suite 202
                      North Palm Beach, Florida 33408 USA
                    (Address of Principal Executive Offices)

                                 (561) 625-1411
              (Registrant's telephone number, including area code)

         (Former Name or Former address, if Changed Since Last Report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
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Item 1.01 Entry into a Material Definitive Agreement

On July 26, 2006, the Company entered into a Securities Purchase Agreement with five accredited institutional investors, for the issuance and sale of $30 million senior convertible notes that are due in 2010. The notes initially carry a 9% annual coupon, payable quarterly, and are convertible into shares of common stock at $0.70 per share. In 2007, the coupon may decline to LIBOR upon the Company satisfying certain financial performance and stock price requirements as well as certain equity conditions as set forth in the notes. The notes will begin to amortize in equal, bi-monthly payments beginning in mid-2007. The Company also issued to the investors warrants to purchase 12,857,143 shares of common stock at $0.73 per share that expire in July 2011. The Company expects to use the proceeds from the sale of the notes and warrants for the repayment of debt, to pay existing accounts payable and for other general corporate purposes, including working capital to support new growth and capital expenditures.

Under the terms of the financing, the Company sold $30 million notes, of which $15 million (the Initial Notes) were released upon closing and $15 million (the Additional Notes) will be held in escrow, pending each of: (i) stockholder approval of resolutions providing for the increase in the Company's authorized shares of common stock from 300,000,000 shares to 500,000,000 shares and (ii) the effectiveness of the Form SB-2 filed by the Company on December 21, 2005. The Company intends to file a proxy statement seeking, among other items, shareholder approval of such increase in the Company's authorized shares of common stock as soon as practicable.

The Company offered and sold the notes and warrants without registration under the Securities Act of 1933 to the investors in reliance upon the exemption provided by Rule 506 of Regulation D thereunder. The notes and warrants may not be offered or sold in the United States in the absence of an effective registration statement or exemption from the registration requirements under the Securities Act. An appropriate legend was placed on the notes and the warrants, and will be placed on the certificates for the shares of common stock issuable upon conversion of the notes and exercise of the warrants, unless registered under the Securities Act prior to issuance.

Pursuant to a registration Rights Agreement between the Company and the investors, also dated July 26, 2006, the Company agreed to prepare and file a registration statement covering the resale of the shares issuable upon the conversion of the notes and exercise of the warrants. The Company agreed to file this resale registration statement by the later to occur of (i) August 26, 2006 and (ii) 15 days following the effectiveness of the Form SB-2 filed by the Company on December 21, 2005, but in no event later than October 10, 2006. If, among other things, (a) the Company fails to file the resale registration statement within the period described above or (b) the Company fails to cause the resale registration statement to be effective by the SEC within 60 days following the date the Company files the resale registration statement, or within 90 days, if there is a review of the resale registration statement by the SEC, the Company will be obligated to pay to each investor, as partial relief, on the date of such failure, an amount in cash equal to .75% of the aggregate purchase price paid by such investor for the notes and the warrants. The Company will be further obligated to pay, as partial relief, an amount in cash equal to 1.5% of the aggregate purchase price paid by such investor for the notes and the warrants on every thirtieth day that such failure continues (prorated for partial periods).

On July 27, 2006, the Company issued a press release announcing its entry into the definitive agreements to sell the $30 million senior convertible notes. A copy of the press release is attached as Exhibit 99.1 to this report. The summary of the transaction set forth above does not purport to be complete and is qualified in its entirety by reference to such exhibit.

This Current Report on Form 8-K is neither an offer to sell nor a solicitation of an offer to buy any of these securities. This portion of the report is being filed pursuant to and in accordance with Rule 135c under the Securities Act.
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Item 3.02 Unregistered Sales of Equity Securities

On July 26, 2006, the Company entered into a Securities Purchase Agreement to issue and sell $30 million senior convertible notes that are due in 2010 to five institutional accredited investors in a private placement exempt from registration under the Securities Act of 1933. For further information about the terms of this agreement, please see the disclosure under Item 1.01 above.

Item 9.01 Exhibit

99.1    Press Release
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                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 1, 2006                   Bravo! Foods International Corp.

                                       By: /s/ Roy D. Toulan, Jr.
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                                           Roy D. Toulan, Jr.,
                                           Vice President, General Counsel